Exhibit 10.36

EXECUTION VERSION

KINDRED TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (“Agreement”), entered into this 31st day of July, 2007 (the “Effective Date”), is by and between Kindred Healthcare, Inc., a Delaware corporation located at 680 South 4th Street, Louisville, KY 40202 (“Kindred”), and Kindred Pharmacy Services, Inc., a Delaware corporation located at 1901 Campus Place , Louisville, KY 40299 (“KPS”).

BACKGROUND

A. Kindred is the owner of the valuable trademarks, service marks, trade names, trade dress, designs, characters, logos, and internet domain names, as more particularly described on Exhibit A, attached hereto as may be modified, amended or supplemented from time to time through the prior written agreement signed by the parties (collectively, the “Trademarks”);

B. Kindred desires to utilize the substantial goodwill to maintain and develop opportunities through the licensing of the Trademarks together with any and all related advertising and promotional activities associated therewith;

C. KPS desires to use the Trademarks described on Exhibit A together with any and all related advertising and promotional activities associated therewith; and

D. Because of the need to protect, promote and enhance the goodwill, image and reputation of the Trademarks, Kindred is willing to grant KPS such rights only in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Grant of Rights.

1.1	Grant of License. (a) Kindred hereby grants to KPS a non-exclusive, revocable (in accordance with Section 10) license to use the Trademarks within the United States. KPS shall at all times fulfill each of the obligations set forth in this Agreement. The rights granted in this Agreement are sometimes referred to herein as the “License.” All rights not expressly granted in this Agreement to KPS are reserved by Kindred.

1.2	Transfer of License. KPS shall have no right to transfer, assign, or sublicense the License granted in Paragraph 1.1 without the express, prior written consent of Kindred, which shall not be unreasonably withheld. This Agreement shall inure to the benefit of the permitted successors, assigns and sublicensees of KPS and the successors, assigns, and sublicensees of Kindred. For the purposes of this Paragraph 1.2, a change in control shall not constitute an assignment.

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1.3	Limitations on Grant. Without expanding the foregoing, the License is limited by the following:

1.3.1	The License shall not be deemed to restrict or prohibit in any way Kindred’s right to use its Trademarks for its own marketing, advertising, promotion or other purposes which may include the use of Kindred’s Trademarks by Kindred, its affiliates, agents, distributors, or customers for operations for services similar or identical.

1.4	Modifications of the Trademarks. KPS acknowledges that, from time to time and without notice to KPS, it may be necessary or desirable for Kindred to modify certain elements of the Trademarks, to add elements to the Trademarks, or to discontinue use of some or all of the elements. Accordingly, Kindred does not represent or warrant that the Trademarks or any of their elements will be maintained or used in any particular fashion. At Kindred’s option, any such new elements or modifications to existing elements occurring after the Effective Date may be included in the Trademarks. Upon receipt of notice from Kindred of such modification or discontinuance of any of the Trademarks, KPS shall cease use of all discontinued and unmodified Trademarks and replace them (as applicable) with the modified versions. Any modification of any Trademark or reduction in the number of licensed Trademarks shall have no effect on Paragraph 2 below. KPS acknowledges that Kindred is not obligated to provide it with a license for any trademarks that do not appear on Exhibit A currently or as may be modified in accordance with this Agreement.

2.	Compensation. In consideration of the rights granted herein, KPS shall pay to Kindred a license fee in the amount of one thousand dollars ($1,000), the sufficiency of which is hereby acknowledged.

3.	Exploitation by KPS.

3.1	Use of the Trademarks. The License granted hereunder is merely permissive; KPS has the right, but not the duty or obligation, to use any of the Trademarks in commerce. Provided however, that should KPS use any such Trademarks, in order to protect Kindred’s rights in the Trademarks, KPS shall meet the Quality Standards, as defined below, and shall do so in a manner which is consistent with Kindred’s then current marketing practices and objectives for the promotion. Except as set forth in Section 9, KPS shall bear all costs in connection with such activities, including but not limited to market research, advertising, product development, and any costs incurred relating to all advertising and promotional materials.

3.2	Legal Clearance. It shall be the sole obligation of KPS to ensure that the marketing and promotion with respect to the Trademarks comply with all applicable laws, rules and regulations.

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4.	Quality Standards.

4.1	Standard of Quality. To protect, promote, and enhance the image, goodwill, and reputation of the Trademarks, KPS shall meet or exceed the following standards (collectively, the “Quality Standards”):

4.1.1	KPS must conform to the commercially reasonable quality standards approved by Kindred, who reserves the right to modify such quality standards from time to time by giving written notice to KPS;

4.1.2	KPS must comply fully with all applicable laws and regulations and the intellectual property notice requirements identified in Paragraph 5; and

4.1.3	KPS must produce goods and/or provide services that have such style, appearance, and quality as to be adequate and well suited for exploitation in accordance with the purposes of this Agreement and in no way reflect adversely upon the image, goodwill, and reputation of Kindred or the Trademarks.

4.2	Determinations. Determinations as to whether any item or activity meets the Quality Standards shall be made solely by Kindred in the exercise of its reasonable discretion.

4.3	Right of Approval. Kindred shall have the right to review and approve any advertisements, promotional materials, or other items created under the Trademarks, which approval shall not be unreasonably withheld.

4.4	Right of Inspection. Kindred has the right to inspect KPS’s premises at any location in which KPS uses the Trademarks to ensure compliance with the Quality Standards upon 3 business days’ prior written notice. If KPS fails to meet the Quality Standards at any time, then Kindred shall not thereafter be required to provide notice prior to an inspection.

4.5	Failure to Meet Quality Standards. If KPS fails to meet the Quality Standards or fails to maintain the Quality Standards throughout the Term, then, upon receipt of written notice from Kindred, KPS shall have 60 days in which to cure the deficiency, or to satisfy Kindred that reasonable steps to do so have been and are being taken to cure the deficiency within a period of time acceptable to Kindred (in either case, the “Notice Period”). If at the end of the Notice Period such deficiency still exists, as reasonably determined by Kindred, then KPS shall immediately discontinue any portion of use which Kindred has specified and in connection with which the Quality Standards have not been met.

5.	Product Notices.

5.1	Intellectual Property Notices. All marketing or advertising material on which any of the Trademarks appear shall contain such legends, markings, and/or notices as

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are reasonably required from time to time by Kindred and as described on Exhibit A. Such legends, markings and/or notices must be clearly visible and unaltered in any way.

5.2	No Other Markings or Legends. Without first obtaining Kindred’s prior written approval, KPS shall use no other markings, legends, and/or notices in connection with the use of the Trademarks other than as specified above, and such other markings, legends, and/or notices as may from time to time be specified by Kindred.

6.	Ownership and Control of the Trademarks.

6.1	Exclusive Property of Kindred. With respect to the Trademarks, including all related rights and goodwill, which shall inure solely to Kindred’s benefit, KPS acknowledges and agrees that:

6.1.1	The Trademarks are Kindred’s exclusive property and are distinctive or have acquired distinctiveness;

6.1.2	KPS shall not acquire rights or any other interest therein without Kindred’s prior written consent;

6.1.3	KPS shall not challenge, attack, or contest the ownership or validity of Kindred’s rights in the Trademarks or its respective applications or registrations;

6.1.4	KPS shall not apply for, or be the assignee of, any trademark protection which would affect any of Kindred’s rights in the Trademarks, or file any document with any governmental authority, or take any other action which could affect Kindred’s ownership of the Trademarks, or aid or abet anyone else in doing so;

6.1.5	KPS shall not commit any act or engage in any conduct which adversely affects the Trademarks or any other trademarks, logos, or copyrighted material of Kindred that relate to the Trademarks; and

6.1.6	This Agreement shall in no way be construed as an assignment to KPS of any right, title, and/or interest in and to the Trademarks.

6.2	Registration by Kindred. Kindred has the exclusive right, but not the obligation, to obtain at its own cost, appropriate trademark protection for the Trademarks or any portion thereof whether or not inside the United States.

6.3	Compliance with Trademark Laws. The License granted under this Agreement is conditioned upon KPS’s full and complete compliance with the provisions of the trademark and other applicable laws, rules and regulations of the United States,

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the Commonwealth of Kentucky, and any other federal, state, or local governmental authority within the United States.

6.4	Use of Similar Marks and Works. If KPS has obtained or obtains, in any country, any right, title, or interest (including the filing of any application for registration or the issuance of any registration) in any of the following: 1) mark which is confusingly similar to, or a translation and/or transliteration of, any of the Trademarks; or 2) print, pattern, design, or “work” as defined under the U.S. Copyright Act, which is substantially similar to, or a derivative version of, any of the Trademarks (collectively, “Related Marks & Works”), KPS shall so notify Kindred and agrees that it has acted or will act on and for Kindred’s behalf. KPS further agrees to execute any and all instruments deemed by Kindred, its attorneys, or representatives to be reasonably necessary to transfer all of KPS’s right, title, or interest in the Related Marks & Works to Kindred. Related Marks & Works shall be considered included in the defined term “Trademarks” for all purposes.

7.	Infringement

7.1	Control of Action. If a third party asserts that the Trademarks or the License (collectively, the “Rights”) infringe upon such third party’s rights, Kindred shall take such action as is necessary to protect and validate the Rights including, without limitation, arbitration, mediation, litigation, or settlement. If a third party is infringing or threatens to infringe the Rights, as determined by Kindred, Kindred may also take such action(s). If Kindred pursues any action, Kindred shall pay all costs and expenses, including attorneys’ fees, incurred in connection therewith and Kindred shall be entitled to receive and retain all amounts awarded as damages, profits, or otherwise in connection with such suits.

7.2	Notice of Infringement. KPS shall promptly inform Kindred of any known actual or threatened infringement of the Trademarks.

7.3	Cooperation. KPS agrees to assist Kindred, at its own expense, to the extent necessary to allow Kindred to accomplish its objectives under this Paragraph. The parties may, with the consent of the other party, prosecute such infringement in their own name, in the name of Kindred or KPS, or may join the other party as a party thereto.

8.	Representations and Warranties

8.1	Kindred’s Representations and Warranties. Kindred represents and warrants to KPS that:

8.1.1	Kindred has the full right, power, and authority to enter into and perform this Agreement. Kindred is not a party to any agreement or understanding which would conflict with this Agreement.

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8.2	KPS’s Representations and Warranties. KPS represents and warrants to Kindred that:

8.2.1	KPS has the full right, power, and authority to enter into and perform this Agreement. KPS is not a party to any agreement or understanding which would conflict with this Agreement.

8.2.2	All agreements entered into by KPS with third parties, and all activities engaged in by KPS regarding use and promotion of the Trademarks, shall in all respects conform to and be consistent with the terms and conditions of this Agreement and Kindred’s rights under this Agreement.

8.3	Survival of Representations and Warranties. All representations and warranties of the parties made in, pursuant to, or in connection with this Agreement shall survive the execution and delivery of this Agreement, notwithstanding any investigation by the parties. All statements contained in any certificate, document, instrument or other writing delivered by a party to this Agreement, or in connection with the transactions contemplated by this Agreement, constitute representations and warranties under this Agreement.

9.	Indemnification

9.1	By KPS. KPS shall indemnify, protect, defend, and hold Kindred, including its assignees, parent, subsidiaries and affiliated companies, and the officers, directors, employees, shareholders, agents, and representatives of each of them, free and harmless from and against any loss, damage, injury, demand, cost, expense, or claim of any kind or character, including but not limited to attorneys’ fees (“Claim”) (collectively, “Indemnify”), arising out of or related directly or indirectly to any of the following: a) KPS’s unauthorized advertising or promotion of the Trademarks; b) KPS’s unauthorized use of the Trademarks; c) any breach by KPS of its representations and warranties in this Agreement; and d) liability imposed on Kindred for any damage caused to any third party arising out of KPS’s use of Trademarks other than in accordance with this Agreement.

9.2	By Kindred. Kindred shall indemnify, protect, defend, and hold KPS, including its permitted licensees, assignees, parent, subsidiary and affiliated companies, and the officers, directors, employees, shareholders, agents, and representatives of each of them, free and harmless from and against any Claim arising out of any breach by Kindred of its representations and warranties in this Agreement.

9.3	Limitation on Indemnity and Liability.

9.3.1	Except for Claims related to the Trademarks themselves, in any Claim where a duty to Indemnify may or will arise, the party who would be entitled to indemnity (the “Non-Indemnifying Party”) shall not settle any such Claim, confess judgment, knowingly allow itself to be defaulted, or

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allow any judgment to be taken against the party potentially responsible for indemnification (the “Indemnifying Party”), without first:

A.	giving notice to the Indemnifying Party immediately upon becoming aware of the Claim;

B.	allowing the Indemnifying Party to participate meaningfully in the resolution and/or settlement of the Claim; and

C.	obtaining the Indemnifying Party’s prior written consent to any such settlement or consent judgment, such consent not to be unreasonably withheld or delayed.

All payments, settlements, judgments, costs, and expenses, including attorneys’ fees, incurred in connection with any settlement or judgment entered into or allowed without complying with the foregoing obligations shall be borne solely by the Non-Indemnifying Party.

9.3.2	Kindred shall have no liability to, nor any obligation to Indemnify, KPS for any Claim based on KPS’s:

A.	use of the Trademarks in any manner inconsistent with the terms and conditions of this Agreement;

B.	use of the Rights after Kindred’s written notice to KPS directing KPS to cease use of any portion thereof;

C.	unauthorized combination of the Rights with non-Kindred patterns, marks, designs, patents or other intellectual rights if a Claim based on such use could likely have been avoided had such combination not occurred. (Any alleged authorization must be in writing.); or

D.	use of other than an authorized version of the Trademarks.

KPS hereby releases and discharges Kindred from any and all Claims arising under subparagraph 9.3.2, and KPS agrees to Indemnify Kindred from and against all such Claims, provided that such indemnity obligation shall not supersede, replace, limit, or relieve any other obligations Kindred may have with respect to said Claim.

9.3.3	KPS shall have no liability to, nor any obligation to indemnify, Kindred for any Claim based on KPS’s use of the Trademarks in any manner consistent with the terms and conditions of this Agreement.

10.	Term and Termination. Except as otherwise provided herein, this Agreement shall commence as of the Effective Date and shall continue in effect until December 31, 2007, unless sooner terminated under the sub-provisions below:

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10.1	Immediate Right of Termination. Kindred may, at its option, upon written notice to KPS, immediately terminate this Agreement or any portion thereof if KPS does any of the following:

10.1.1	Breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Trademarks;

10.1.2	Assigns or transfers this Agreement without Kindred’s consent as required in Paragraph 1.2, or any act by KPS which effects or constitutes an unauthorized sublicense to any other party.

10.2	Right to Terminate on 60 Days’ Notice. If any of the following events shall occur, the non-breaching party may terminate this Agreement upon 60 days’ prior written notice and such notice, which shall specify the nature of the breach, shall become effective unless the breaching party shall, within the 60-day notice period, completely remedy the breach, or satisfy the non-breaching party that such breach will be cured in a period acceptable to the non-breaching party:

10.2.1	if KPS commits a material breach of any provision of this Agreement other than those covered by Paragraph 10.1;

10.2.2	if Kindred commits a material breach of any material provision of this Agreement; or

10.2.3	if KPS files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if KPS discontinues its business or if a receiver is appointed for KPS or for KPS’s business and such receiver is not discharged within 60 days.

10.3	Right to Terminate on Notice for Multiple Breach. Notwithstanding Paragraph 10.2, if KPS materially breaches this Agreement or fails to perform the same material obligation, term, or condition of this Agreement for the third time within any 12 month period, for any reason, KPS shall forfeit the right to cure such third violation or failure to perform, and Kindred may terminate this Agreement immediately by giving written notice to KPS.

10.4	Renewal. This Agreement is automatically renewable for consecutive terms of one year each unless either party serves written notice upon the other party within 30 days before the expiration of the current term of the notifying party’s intention not to renew.

11.	Procedures and Application of Agreement upon Termination. Upon the expiration or termination of this Agreement for any reason, the following provisions shall govern:

11.1	Reversion of Rights. All rights granted to KPS shall immediately revert to Kindred. KPS shall then refrain from further use of the Trademarks or any further

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reference to the Trademarks, either directly or indirectly, in connection with the marketing of KPS’s products and services. At Kindred’s request, KPS shall execute, acknowledge and deliver to Kindred at its own expense such waivers, assignments or other documents as Kindred deems necessary or desirable to establish the relinquishment by KPS of any continuing right to use the Trademarks.

11.2	Limitation of Liability. Neither party shall be liable to the other for any loss of present or prospective profits from lost sales, investments, or loss of goodwill, or other consequential damages resulting from the termination of this Agreement.

12.	Misuse of Kindred’s Rights. KPS acknowledges that Kindred is entering into this Agreement not only in consideration of the compensation but also for the promotional value and goodwill to be secured by Kindred as a result of the use, advertising and promotion of the Trademarks. KPS agrees that the Trademarks are valuable and important intangible intellectual property rights of Kindred. Accordingly, KPS acknowledges its breach of any of the material terms, conditions, warranties, and representations in this Agreement which results in the misuse of any of the Trademarks, or which results in the tarnishment or dilution of any of the Trademarks may result in immediate and irreparable damage to Kindred and that Kindred would have no adequate remedy at law. Accordingly, KPS agrees that, in the event of any such breach by KPS, Kindred, in addition to all other remedies available to it, shall be entitled to injunctive relief as well as such other relief as any court of competent jurisdiction may deem just and proper.

13.	Relationship Created. The parties acknowledge that in performing their obligations, each is acting as an independent contractor and the only relationship between the parties is that of licensor and licensee of trademark rights. The parties do not intend to create any employment relationship nor a partnership and nothing in this Agreement shall be construed as to create a partnership, joint venture, franchise or other similar arrangement between the parties. Neither party has the authority to enter into any agreement, make any warranty or representation on behalf of the other party, except where and to the extent specifically authorized to do so in writing.

14.	Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to any executive officer of the party to whom the same is directed or, if sent by facsimile, cable, registered or certified mail, or by other recognized mail carriers, postage and charges pre-paid, addressed to the party’s address, as appropriate, which is set forth in this Agreement, or as otherwise directed by notice. Any such notices sent by mail or recognized mail carriers shall be deemed to be given on the date the transmitting agency received said notice from the sending party as noted by the transmitting agency on the outside of the container used for transmitting, without regard to whether such notice is actually received.

Either party may change its address for purposes of this Paragraph by giving the other party written notice of the new address in the manner set forth above. Any other routine

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communication in the regular course of business between the parties may be by any commercially reasonable means.

15.	Miscellaneous.

15.1	Further Assurances and Cooperation. Each party agrees to execute and deliver to the other party such other instruments, documents, and statements, including without limitation, instruments and documents of recordation, assignment, transfer, conveyance, and clarification and take such other action as may be reasonably necessary or convenient in the discretion of the requesting party to carry out more effectively the purposes of this Agreement. Unless otherwise provided above, no consent or approval provided for in this Agreement may be unreasonably withheld or delayed.

15.2	Force Majeure. Neither party to this Agreement shall be held liable for failure to comply with any of the terms of this Agreement when such failure is caused solely by earthquake, fire, riot, water, labor dispute, strike, war, insurrection, government restrictions, act of God, or other force majeure beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default.

15.3	Effect of Headings. The subject headings of the Paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

15.4	Incorporation. The background recitals and all exhibits and schedules attached to this Agreement, if any, are incorporated into the Agreement by this reference.

15.5	Entire Agreement; Modification; Waiver. This Agreement, including the Recitals and any attached schedules and exhibits, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. Each of the parties acknowledges that no other party, nor any agent or any attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce said party to execute or authorize the execution of this Agreement, and acknowledges that said party has not executed or authorized the execution of this instrument in reliance upon any such promise, representation, or warranty not contained herein. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any future or other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be implied, whether by custom or course of dealing, and shall be binding only if executed in writing by the party making the waiver.

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15.6	Election of Remedies. The remedies provided for herein are not exclusive of any other lawful remedies which may be available, and a party’s choice election of a remedy shall not constitute an exclusive election of remedies.

15.7	Payment of Expenses. Each party hereto shall pay its own expenses incidental to the preparation, negotiation, execution, and consummation of this Agreement, including, without limitation, its outside consultants, agents, auditors, and attorneys, and shall not make a claim to the other party for reimbursement, whether or not the transaction is consummated.

15.8	Counterparts. This Agreement may be executed contemporaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9	Parties In Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action against any party to this Agreement.

15.10	Recovery of Costs. If any legal action or any arbitration or other proceeding, including any bankruptcy proceeding, regardless of whether such action is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the negotiation of this Agreement, or the conduct of the parties under it, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. “Prevailing party” within the meaning of this Paragraph includes, without limitation, a party who agrees to dismiss an action or proceeding upon the other’s payment of sums allegedly due or performance of covenants allegedly breached, or who obtains substantially the relief sought by it.

15.11	Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Kentucky, without reference to or application of its conflict of laws principles, and except as to patent, trademark, and copyright issues where applicable U.S. federal law shall apply.

15.12	Consent to Jurisdiction. KPS hereby consents to and forever waives any objection to the exclusive jurisdiction and venue of a state or Federal court of competent jurisdiction in Louisville, Kentucky with respect to any dispute arising under this Agreement.

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15.13	Severability. Should any provision or part of any provision of this Agreement be void or unenforceable, such provision, or part of it, shall be deemed omitted, and this Agreement, with such provision or part omitted, shall remain in full force and effect, unless such omission shall adversely affect the spirit and intent of this Agreement.

15.14	Construction. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. The language used herein, unless defined specifically, shall be construed according to its reasonable and customary meaning in the United States.

Terms of art used in this Agreement which are not defined herein shall be defined as commonly understood in the United States licensing industry for similar products/services. In the event of a breach, this Agreement may be specifically enforced. This Agreement shall at all times be construed so as to carry out its stated purposes.

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed it.

KINDRED HEALTHCARE, INC.		KINDRED PHARMACY SERVICES, INC.

By:	/s/ Gregory C. Miller	By:	/s/ Gregory S. Weishar
Title:	Senior Vice President Corporate Development and Financial Planning	Title:	CEO

Address:	680 South Fourth Ave., Louisville, KY 40202	Address:	1901 Campus Place, Louisville, KY 40299

Date: 7/25/07		Date: 7/26/07

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EXHIBIT A: TRADEMARKS

DESCRIPTION OF THE MARK		STATUS OF THE MARK
1.	Miscellaneous design (Kindred design):	U.S. Reg. No. 2,680,685

2.	KINDRED PHARMACY SERVICES	Unregistered

3.	KPS	Unregistered

4.	www.kps-rx.com	Internet Domain Name

** Use of any of the Trademarks in No. 1 above shall include the Symbol “®”

** Use of any of the Trademarks above shall include the following legend: “The mark(s) [insert applicable Trademarks] is/are owned and licensed by Kindred Healthcare, Inc.”